EXHIBIT 99.1

NEWS RELEASE
For Release on October 28, 2009	Contact: Pat Lawlor
4:00 PM (ET) (925) 328-4656	Vice President, Finance/Chief Financial Officer

Giga-tronics Reports Fourth Straight Quarterly Profit

San Ramon, CA - Giga-tronics Incorporated (NASDAQ: GIGA) reported today a net profit of $373,000 or $0.08 per fully diluted share for the quarter ended September 26, 2009.  This compares with a net loss of $540,000 or $0.11 per fully diluted share for the same period a year ago.  Net sales increased 25% to $4,623,000 in the second quarter of fiscal 2010 compared to $3,689,000 in the second quarter of fiscal 2009.  Gross margin of $2,113,000 improved by $775,000 over the same quarter last year.  Gross margin as a percentage of net sales improved by 9.4% to 45.7% in the second quarter of fiscal 2010 as compared to 36.3% in the second quarter of fiscal 2009.  Operating expenses decreased $225,000 in the second quarter of fiscal 2010 due to a decrease of $159,000 in product development expenses and a decrease of $66,000 in selling, general and administrative expenses.  The $159,000 reduction in product development expenses was primarily due to $113,000 of non-recurring engineering (NRE) costs.  Orders improved 57% in the second quarter of fiscal 2010 to $4,850,000 from $3,089,000 for the second quarter of fiscal 2009.
Net profit for the six month period ended September 26, 2009 was $706,000 or $0.15 per fully diluted share.  This compares with a net loss of $1,062,000 or $0.22 per fully diluted share for the same period a year ago.  Net sales increased 27% to $9,092,000 in the first half of fiscal 2010 compared to $7,177,000 in the first half of fiscal 2009.  Gross margin of $4,227,000 improved by $1,492,000 over the same six month period last year.  Gross margin as a percentage of net sales improved by 8.4% to 46.5% in the first half of fiscal 2010 as compared to 38.1% in the first half of fiscal 2009.  Operating expenses decreased $370,000 in the first half of fiscal 2010 due to a decrease of $334,000 in product development expenses and a decrease of $36,000 in selling, general and administrative expenses.  The $334,000 reduction in product development expenses was primarily due to $233,000 of NRE costs.  Orders improved 1% in the first half of fiscal 2010 to $7,383,000 from $7,313,000 for the same period last year.
Non-GAAP net income, which excludes share based compensation, for the three month period ended September 26, 2009 would have been $44,000 higher, or $417,000.  Non-GAAP basic and diluted earnings per share would have been $0.09 compared to $0.08 as reported.  For the same period last year, the Company’s non-GAAP net loss would have been $54,000 lower or $486,000 and the basic and diluted share loss would have been $0.10 compared to $0.11 as reported.
Non-GAAP net income, which excludes share based compensation, for the six month period ended September 26, 2009 would have been $80,000 higher, or $786,000.  Non-GAAP basic and diluted earnings per share would have been $0.17 compared to $0.15 as reported.  For the same period last year, the Company’s non-GAAP net loss would have been $118,000 lower or $944,000 and the basic and diluted share loss would have been $0.20 compared to $0.22 as reported.
Backlog for the quarter ended September 26, 2009 was $7.4 million (approximately $6.9 million shippable within one year) as compared to $7.7 million (approximately $6.2 million shippable within one year) for the quarter ended September 27, 2008.
Cash and cash equivalents at September 26, 2009 were $1,345,000 compared to $1,551,000 as of June 27, 2009.  The Company continues to utilize $500,000 of its line of credit in the current quarter.
Giga-tronics will host a conference call today at 4:30 p.m. ET to discuss the first quarter results. To participate in the call, dial (877) 407-0782 domestically or (201) 689-8567 for international.  The call will also be broadcast over the internet at www.gigatronics.com under “Investor Relations”.  The conference call discussion reflects management’s views as of October 28, 2009 only.
Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in both defense electronics and wireless telecommunications.
Giga-tronics is a publicly held company, traded on the NASDAQ Capital Market under the symbol “GIGA”.
This press release contains forward-looking statements concerning profitability, backlog and shipments.  Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance and the ability to collect receivables.  For further discussion, see Giga-tronics’ most recent annual report on Form 10-K for the fiscal year ended March 28, 2009, Part I, under the heading “Certain Factors Which May Adversely Affect Future Operations or an Investment in Giga-tronics” and Part II, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands except share data)	September 26, 2009	March 28, 2009
Assets
Current assets
Cash and cash equivalents	$1,345		$1,518
Trade accounts receivable, net of allowance of $94 and $102,
respectively	3,569		3,110
Inventories, net	6,204		5,409
Prepaid expenses and other current assets	341		430
Total current assets	11,459		10,467

Property and equipment, net	236		306
Other assets	16		16
Total assets	$11,711		$10,789

Liabilities and shareholders’ equity
Current liabilities
Line of credit	$500	$	---
Accounts payable	694		1,219
Accrued commissions	191		144
Accrued payroll and benefits	550		397
Accrued warranty	177		177
Deferred revenue	1,075		959
Deferred rent	32		118
Capital lease obligations	16		16
Other current liabilities	253		306
Total current liabilities	3,488		3,336

Long term obligation – Deferred rent	76		96
Long term obligation – Capital lease	17		25
Total liabilities	3,581		3,457

Commitments and contingencies	---		---

Shareholders’ equity
Preferred stock of no par value;
Authorized 1,000,000 shares; no shares outstanding at
September 26, 2009 and March 28, 2009	---		---
Common stock of no par value;
Authorized 40,000,000 shares; 4,832,521 shares at
September 26, 2009 and 4,824,021 shares at March 28, 2009 utstanding
issued and outstanding	13,760		13,668
Accumulated deficit	(5,630)		(6,336)
Total shareholders’ equity	8,130		7,332
Total liabilities and shareholders’ equity	$11,711		$10,789

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
	Three Months Ended		Six Months Ended
(In thousands except share data)	September 26, 2009	September 27, 2008	September 26, 2009	September 27, 2008
Net sales	$4,623	$3,689	$9,092	$7,177
Cost of sales	2,510	2,351	4,865	4,442
Gross profit	2,113	1,338	4,227	2,735

Engineering	363	522	744	1,078
Selling, general and administrative	1,371	1,437	2,765	2,801
Total operating expenses	1,734	1,959	3,509	3,879

Operating income (loss) from continuing operations	379	(621)	718	(1,144)

Other expense	---	---	(1)	---
Interest (expense) income, net	(6)	6	(9)	9
Income (loss) from continuing operations before income taxes	373	(615)	708	(1,135)
Provision for income taxes	---	---	2	2
Income (loss) from continuing operations	373	(615)	706	(1,137)
Income on discontinued operations, net of income taxes	---	75	---	75
Net income (loss)	$373	$(540)	$706	$(1,062)

Basic and diluted earnings (loss) per share:
From continuing operations	$0.08	$(0.13)	$0.15	$(0.24)
On discontinued operations	---	0.02	---	0.02
Basic and diluted earnings (loss) per share	$0.08	$(0.11)	$0.15	$(0.22)

Shares used in per share calculation:
Basic	4,828	4,824	4,826	4,824
Diluted	4,844	4,824	4,829	4,824